Exhibit 3.43


                          ARTICLES OF ORGANIZATION
                  FOR A DOMESTIC LIMITED LIABILITY COMPANY

1. The name of the limited liability company is [Company].

2. The period of its duration is perpetual.

3. The purpose for which the limited liability company is organized is for any legal and lawful purpose pursuant to the Wyoming Limited Liability Company Act, including but not limited to the acquisition, ownership, operation and disposition of commercial and development real property and any and all purposes set forth in the Company's Operating Agreement.

4. The name and address of its registered agent is CT Corporation System, 1720 Carey Avenue, Cheyenne, Wyoming 82001.

5. The total amount of cash and a description and agreed value of property other than cash contributed is $0.00.

6. The total contributions, if any, agreed to be made by all members and the times at which or events upon the happening of which they shall be made are from time to time as the Board may determine that the Company requires capital and may request that the Member make capital contributions in an amount determined by the Board.

7. The right, if given, of the members to admit additional members, and the terms and conditions of the admission are: new members shall be admitted only upon the approval of the Member.

8. The right, if given, of the remaining members of the limited liability company to continue the business on the death, resignation, expulsion, bankruptcy or dissolution of a member or occurrence of any other event which terminates the continued membership of a member of the limited liability: the Member shall have the right to continue the Company upon the withdrawal of a member as set forth in the Operating Agreement of the Company.

9. 1) The limited liability company is to be managed by a manager or managers. The names and addresses of the managers who are to serve as managers until the first annual meeting of the members or until their successors are elected and qualified are:

         Michael E. Maroone                 110 S.E. 6th Street
                                            Ft. Lauderdale, FL  33301

         Jonathan P. Ferrando               110 S.E. 6th Street
                                            Ft. Lauderdale, FL  33301